Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(5)
(Form Type)

Insmed Incorporated
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(r)	14,514,562	$51.50	$747,499,943.00	0.00014760	$110,331.00
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$747,499,943.00		$110,331.00
	Total Fee Offsets							$0
	Net Fee Due							$110,331.00

(1)	Includes 1,893,203 shares of common stock that may be purchased by the underwriters upon exercise of their option to purchase additional shares of common stock.

(2)
The registration fee is calculated in accordance with Rule 457(r) of the Securities Act and represents deferred payment of the registration fees in connection with the registration statement on Form S-3 (File No. 333-272088), which became automatically effective on May 19, 2023, paid with the filing of this prospectus supplement.